Exhibit 10.1
September 21, 2026

Eric Dube, Ph.D.
Via E-mail

Re:    Transition and Separation Agreement

Dear Eric:
This letter agreement (the “Agreement”) sets forth our mutual understanding regarding your decision to step down as President and Chief Executive Officer of Travere Therapeutics, Inc., a Delaware corporation (the “Company”).
1.Resignation. You hereby inform the Company of your intent to voluntarily resign as the Company’s President and Chief Executive Officer and as a member of the Board of Directors of the Company, and from all other officer or director roles held by you at the Company or at any subsidiary of the Company, effective as of December 1, 2026, or such earlier date as is mutually agreed upon by you and the Company (the actual date of such resignation, the “Officer Resignation Date”).
2.Separation Date. If you timely sign this Agreement and allow it to become effective, your employment with the Company will continue through February 15, 2027, which will become your employment termination date (the “Separation Date”), unless your employment terminates sooner pursuant to Paragraph 2 below. If termination occurs on a date other than February 15, 2027, the actual date of termination shall become the “Separation Date” for purposes of this Agreement.
3.Transition Period.
(a)During the period between the Officer Resignation Date and the Separation Date (the “Transition Period”), you shall continue to serve as an at-will employee of the Company but will no longer have the powers, duties and responsibilities commensurate with the position of President and Chief Executive Officer. During the Transition Period, you will serve as an “Executive Advisor” and will assist the Company in transitioning your former duties and responsibilities as President and Chief Executive Officer of the Company to your successor, and you will provide such other services and transition assistance as may be reasonably requested by the Company.
(b)Prior to and during the Transition Period, you will continue to receive your current base salary in accordance with the Company’s normal payroll practices. You will remain eligible to receive your annual cash incentive bonus payment for 2026, with a target bonus percentage of 75%, as determined by the Company’s Board of Directors and/or its Compensation Committee based on the Company’s achievement of its performance goals for 2026. You will not be eligible to participate in the Company’s cash incentive bonus program for 2027. You also will not be entitled to any further stock awards or equity grants from the Company but any stock awards and equity grants previously granted to you in accordance with their terms will continue to vest and become exercisable during the Transition Period. Prior to and during the Transition Period, you shall continue to be eligible for vacation and other benefits and expense reimbursement under Article 4 of the Employment Agreement (as defined below).
(c)Prior to and during the Transition Period, you must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the

Company. Nothing in this Agreement alters your employment at will status. Accordingly, prior to and during the Transition Period you are entitled to resign your employment with or without Cause (as defined below) or advance notice, and the Company may terminate your employment with or without Cause or advance notice. If prior to February 15, 2027, the Company terminates your employment without Cause, then you will remain eligible for the Separation Benefits (as set forth below), provided that you have satisfied the Separation Benefit Preconditions (as defined below). If prior to February 15, 2027 the Company terminates your employment for Cause, you resign your employment for any reason, or your employment terminates due to your death or disability, then you will not be eligible to receive any Separation Benefits. For purposes of this Agreement, “Cause” for termination will have the meaning ascribed to it in the Employment Agreement between you and the Company, dated January 4, 2019 (the “Employment Agreement”).
4.Final Compensation. You will be paid all compensation earned through the Separation Date, subject to standard payroll deductions and withholdings. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date at your own expense.  For clarity, you are entitled to these payments and benefits regardless of whether or not you sign this Agreement.
5.Separation Benefits. Although the Company has no obligation to do so, if you: (i) sign and return this Agreement to the Company on or within twenty-one (21) calendar days after the date hereof and allow the releases contained herein to become effective; (ii) provide reasonably satisfactory Transition Services during the Transition Period and your employment is not terminated for Cause, by you for any reason, or as a result of your death or disability; (iii) sign and return the Supplemental Release attached to this Agreement as Exhibit A (the “Supplemental Release”) on or within twenty-one (21) calendar days after the Separation Date and allow the releases contained therein to become effective; and (iv) comply with all of your legal and contractual obligations to the Company, including under this Agreement (collectively, the “Separation Benefit Preconditions”), then the Company will provide you with the following separation benefits (the “Separation Benefits”):
(a)Consulting Period. Effective as of the Separation Date, the Company and you shall enter into a Consulting Agreement in a form to be mutually agreed upon (the “Consulting Agreement”), pursuant to which you shall provide certain consulting and executive advisory services to the Company (the “Consulting Services”) for a period of up to eighteen (18) months following the Officer Resignation Date. The period of time during which you are providing the Consulting Services to the Company shall be known as the “Consulting Period.”
(b)COBRA. If you timely elect continued coverage under COBRA, the Company will pay for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) eighteen (18) months following the Officer Resignation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason. You must timely pay your premiums, and then provide the Company with proof of same to obtain reimbursement for your COBRA premiums under this section. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you a fully taxable cash payment in installments equal to the applicable COBRA premiums for that month for the remainder of the COBRA Premium Period, which you may (but are not obligated to) use toward the cost of COBRA premiums.
(c)Equity. For the avoidance of doubt, any equity awards you may have received in the Company will continue to vest prior to and during the Transition Period. Additionally, provided you fulfill the Separation Benefit Preconditions, your separation from employment and engagement as a consultant pursuant to the Consulting Agreement shall not constitute a break in service for purposes of vesting of your equity awards; provided, however, that notwithstanding anything to the contrary herein, in the Consulting Agreement, or in the applicable governing plan documents and award agreements, any performance-based restricted stock units you may have received in the Company will cease vesting as of the Separation Date and will not continue to vest during the Consulting Period, and any unvested portion of such performance-based restricted stock units will be forfeited and cancelled without consideration as of the Separation Date. In the event that the Company terminates the Consulting Period for convenience pursuant to the terms of the Consulting Agreement, then, subject to your execution and non-revocation of a release of claims in favor of the Company, then the vesting of all of your then-outstanding equity awards shall accelerate, as of the date of such termination, such that the amount of shares vested under such equity awards shall equal that number of shares that would have been vested if you had continued to render services to the Company for eighteen (18) continuous months after the date of such termination. Additionally, in the event that such termination occurs within three (3) months prior to, or on or within twelve (12) months after, the consummation of a Change in Control (as defined in the Employment Agreement), then, subject to your execution and non-revocation of a release of claims in favor of the Company, the vesting of all of your then-outstanding equity awards shall accelerate in full, as of the date of such Change in Control. Your equity awards will otherwise be governed in all respects by the applicable governing plan documents and award agreements.
6.No Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, equity, equity acceleration, equity vesting, or other compensation), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account or flexible spending accounts). You agree and acknowledge that the Separation Benefits provided in this Agreement are the only such benefits being provided in connection with the separation of your employment, and you are not eligible to earn any other severance, termination, separation, or similar compensation or benefits.
7.Expense Reimbursements. You agree that, within five (5) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any. The Company will reimburse you for these expenses pursuant to its regular business practice.
8.Return Of Company Property. On or within five (5) calendar days after the end of the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, contact information, financial information, specifications, training materials, computer-recorded information, tangible property (including, but not limited to, computers, credit cards, entry cards, identification badges and keys), and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, or portable electronic device (e.g., smartphone or iPad) (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, on or within five (5) calendar days after the end of the Separation Date, you will permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form (in whole or in part). The Company may, however, allow you to retain or make available to you certain Company documents and property during the Consulting Period to assist with the Consulting Services. In such case, you agree to return all such Company documents and property upon the termination of the Consulting Period, or such earlier time as requested by the Company. You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property. You also agree that within five (5) calendar days after the Separation Date you will update any social media and networking profiles (such as LinkedIn) to reflect that you are no longer employed the Company. You also agree that within five (5) calendar days after the termination of the Consulting Period you will update any social media and networking profiles to reflect that you are no longer a consultant to, or otherwise affiliated with, the Company. Your timely compliance with this paragraph is a condition precedent to your receipt of the Separation Benefits described herein.
9.Confidentiality.
(a)General. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (i) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (ii) you may disclose this Agreement pursuant to a government investigation, if necessary to enforce its terms, or as otherwise required by law; and (iii) you may disclose this Agreement to the extent permitted by the “Protected Rights” section below or in furtherance of your rights under Section 7 of the National Labor Relations Act, if applicable.
(b)Continuing Obligations. You acknowledge and reaffirm your continuing obligations under your Confidentiality Agreement dated as of January 4, 2019 , attached hereto as Exhibit B, which is incorporated by reference. You acknowledge and agree that the obligations therein are complementary to any similar obligations contained in the Consulting Agreement, and you agree to comply with all such obligations.
10.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission. You understand and agree that this Agreement is a separation agreement, and is not a condition of your ongoing employment with the Company.
11.Release of Claims
(a)General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its past, present, and future affiliated, related, parent and subsidiary entities, and its and their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
(b)Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, paid time off, expense reimbursements, severance pay, fringe benefits, stock options, equity, or any other ownership or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), the California Family Rights Act (as amended), and the California Fair Employment and Housing Act (as amended). You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
(c)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party (including pursuant to the Company’s director and officer indemnification insurance policy) or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. For the avoidance of doubt, following the Officer Resignation Date, you will remain entitled to indemnification, advancement of expenses, and coverage under the Company's directors' and officers' liability insurance policies for acts and omissions occurring prior to the Officer Resignation Date in your capacity as an employee, officer and/or director of the Company, in each case in accordance with, and subject to the terms and conditions of, the Company's Certificate of Incorporation and Bylaws, any written indemnification agreement between you and the Company, and such insurance policies as in effect from time to time. Nothing in this Agreement shall be construed to diminish, limit or adversely affect any such indemnification or insurance rights.
(d)Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with, cooperate with, or participate in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Civil Rights Department, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). This includes providing documents or other information to such Government Agencies in connection with an investigation or proceeding, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agencies in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act, if applicable (subject to the release of claims set forth herein).
(e)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) calendar days from the date hereof to consider this Agreement (although you may choose voluntarily to sign it earlier, and changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) calendar day period); (iv) you have seven (7) calendar days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to Laura Johnson, VP, People Success; [***]; and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date that this Agreement is signed by you provided that you do not revoke it.
12.Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.
13.Representations. You hereby represent that, as of the date you sign this Agreement, you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
14.Non-Disparagement. You agree not to disparage the Released Parties in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may engage in protected activity as detailed in the “Protected Rights” section above.
15.Legal and Equitable Remedies. You agree that, together with damages and any other relief that may be appropriate, the Company has the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies the Company may have at law or in equity for breach of this Agreement.

16.Miscellaneous. This Agreement, including its exhibits, is the complete, final and exclusive statement of the entire agreement between you and the Company concerning its subject matter, entered into without reliance on any promise or representation not expressly set forth herein, and it supersedes all prior and contemporaneous understandings, agreements, warranties or representations, whether written or oral. This Agreement may be amended only in writing signed by you and a duly authorized officer of the Company. This Agreement binds and inures to the benefit of the parties and their respective heirs, personal representatives, successors and assigns. The Company may freely assign this Agreement, without your prior written consent, to any successor or affiliate; you may not assign any rights or delegate any duties hereunder without the written consent of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified to be valid and enforceable. This Agreement will be deemed entered into in, and will be governed by and construed in accordance with, the laws of the State of California without regard to its conflict of laws principles. No ambiguity shall be construed against either party as the drafter. Any waiver of a breach must be in writing and shall not be a waiver of any other or subsequent breach. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument; signatures delivered by facsimile or electronic image (including .pdf) and electronic signatures complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act, or other applicable law, will be equivalent to original signatures.
If you wish to accept this Agreement, please sign below and return the original. You have twenty-one (21) calendar days after the date hereof to decide; if you do not sign and return it by then, the Company’s offer will expire.
We wish you the best in your future endeavors.
Sincerely,

Travere Therapeutics, Inc.

By: /s/ Gary Lyons
Gary Lyons, Chair of the Board

I have read, understand and agree fully to the foregoing:

/s/ Eric Dube
Eric Dube, Ph.D.

September 21, 2026
Date

Exhibit A

Supplemental Release

(To only be signed and returned on or within twenty-one (21) calendar days after the Separation Date)

In consideration for the Separation Benefits and other consideration provided to me by Travere Therapeutics, Inc. (the “Company”) pursuant to the terms of the Transition and Separation Agreement (the “Agreement”) between me and the Company to which this Supplemental Release (“Release”) is attached, I agree to the terms below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
I hereby represent that as of the date I sign this Release: (a) I have been paid all compensation owed and have been paid for all hours worked for the Company; (b) I have received all the leave and leave benefits and protections for which I am eligible; and (c) I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

In exchange for the consideration provided to me under the Agreement to which I would not otherwise be entitled, I hereby generally and completely release the Released Parties from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Release (collectively, the “Final Released Claims”).

The Final Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to my employment with the Company and the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, consulting fees, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), the California Family Rights Act (as amended), and the California Fair Employment and Housing Act (as amended). I acknowledge that I have been advised, as required by California Government Code Section 12964.5(b)(4), that I have the right to consult an attorney regarding this Release and that I was given a reasonable time period of not less than five (5) business days in which to do so. I further acknowledge and agree that, in the event I sign this Release prior to the end of the reasonable time period provided by the Company, my decision to accept such shortening of time is knowing and voluntary and was not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period. Notwithstanding the foregoing, the following are not included in the Final Released Claims: (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party (including pursuant to the Company’s director and officer indemnification insurance policy) or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Release. For the avoidance of doubt, following the Separation Date, I will remain entitled to indemnification, advancement of expenses, and coverage under the Company's directors' and officers' liability insurance policies for acts and omissions occurring prior to the Separation Date in my capacity as an employee, officer and/or director of the Company, in each case in accordance with, and subject to the terms and conditions of, the Company's Certificate of Incorporation and Bylaws, any written indemnification agreement between me and the Company, and such insurance policies as in effect from time to time. Nothing in this Agreement shall be construed to diminish, limit or adversely affect any such indemnification or insurance rights.

I understand that nothing in this Release limits my ability to file a charge or complaint with any Government Agencies. I further understand this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive a government-issued award for information provided to any Government Agencies in connection with a government whistleblower program or protected whistleblower activity, I understand and agree that, to the maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release. Nothing in this Release (i) prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful; or (ii) waives any rights I may have under Section 7 of the National Labor Relations Act, if applicable (subject to the release of claims set forth herein).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in this section is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (i) my waiver and release do not apply to any rights or claims that may arise after the date that I sign this Release; (ii) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (iii) I have twenty-one (21) calendar days to consider this Release (although I may choose voluntarily to sign it earlier, and changes to this Release, whether material or immaterial, do not restart the running of the twenty-one (21) calendar day period); (iv) I have seven (7) calendar days following the date I sign this Release to revoke it (by providing written notice of my revocation to me); and (v) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date that this Release is signed by me provided that I do not revoke it (the “Final Effective Date”).

In giving the release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims herein, including but not limited to my release of unknown claims.

I hereby acknowledge and affirm my other promises and obligations made under the Agreement and agree to abide by those promises and obligations. This Release, together with the Agreement, constitutes the entire agreement between me and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

Travere Therapeutics, Inc.

By:
[Signatory]
[Title]

I have read, understand and agree fully to the foregoing:

Eric Dube, Ph.D.

Date

Exhibit B

Confidentiality Agreement